Exhibit 10.1
Olin
190 Carondelet Plaza, Suite 1530
Clayton, MO 63105-3443
May 13, 2024

Patrick Schumacher
3520 Southwestern Blvd
Dallas, TX 75225

Re: Employment Separation by Mutual Consent

Dear Patrick,

This letter is to confirm the mutual agreement between you and Olin Corporation (“Olin”) regarding your separation from employment with Olin effective September 1, 2024 (“Separation Date”) and is also intended to be a brief summary of your benefits available after the separation.

Employment Separation Date and Accrued, Unused Vacation Pay:
Your last day of active employment will be August 31, 2024. Your accrued, unused 2024 vacation will be paid as a lump sum as soon as administratively feasible after termination in accordance with normal payroll practices. Your employment record will reflect termination, mutual consent effective September 1, 2024.

Healthcare Programs
If you are enrolled in Olin’s healthcare coverage (medical, dental and vision plans), your coverage will continue through September 30, 2024, at active employee rates in accordance with the terms of the applicable plan documents.

Following the Separation Date, you will receive a COBRA election notice that describes your eligibility for, and rights related to COBRA coverage, and that, if you want to participate in COBRA, you must elect that coverage within the time frame provided in the COBRA election notice.

Coverage under your company-provided benefits will end as outlined in Exhibit A.

Separation Benefits:
If you sign and do not revoke the attached “Separation Agreement and General Release” (the “Release”) within the time period provided, you will also be eligible for the following “Separation Benefits” as identified in the Severance Plan for Section 16(b) Officers for the period of September 1, 2024 through August 31, 2025 “Severance Period”:

•Executive Severance. You will receive severance equal to twelve (12) months of your current base salary ($660,000) + your 2024 Target Bonus ($540,000). For you this amount is equal to $1,200,000 and will be paid out to you in equal monthly installments in accordance with Olin’s normal payroll practices. All such payments shall be subject to tax withholdings required by applicable law and other standard payroll deductions.

•2024 Short Term Incentive Program (STIP) Target Payment. You will receive a pro-rated payout under the Short-Term Incentive Program (STIP) based on your active employment

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through August 31, 2024. This payment will be made at the same time as other participants receive STIP payments, anticipated to be in early March 2025. All applicable taxes and withholdings will be applied.

•Long-Term Incentive Programs. For all vested options, you will have one (1) year from the Separation Date in which to exercise.
o2022 Grant – 10,100 Performance Shares. Assuming the company’s performance results in a payout, you will be eligible to receive a payout based on the number of months worked during the performance period (32 of 36 months). The payout will be paid in cash and be paid out at the same time as other performance share payouts for the 2022 grant (typically early March 2025).

o2023 Grant – 9,084 Performance Shares. Assuming the company’s performance results in a payout, you will be eligible to receive a payout based on the number of months worked during the performance period (20 months). The payout will be paid in cash and be paid out at the same time as other performance share payouts for the 2023 grant (typically early March 2026)

oAll other unvested options and performance shares will be forfeited.

•Healthcare Programs. For the identified Severance Period, you (and your dependents) will be eligible to continue to receive coverage on the same basis as similarly situated active employees under all Olin medical, dental, vision and life insurance plans, assuming you (and your dependents) are currently participating in those plans.

•Outplacement. You will be entitled at Olin’s expense to outplacement counseling and associated services in accordance with Olin’s customary practice with respect to senior executives who have been terminated other than for Cause. The outplacement services will be provided for a period of 12 months beginning on the 60th day after the Separation Date.

Other Benefits:
Please review the attached Appendix A for information on certain other benefit and compensation plans in which you may be eligible for benefits. Eligibility for benefits (if any) under these plans is not dependent on execution of the attached Release.

Note that all payments and benefits described in this communication shall be subject to tax withholdings required by applicable law and other standard payroll deductions. You are responsible for all taxes, interest, and penalties that may be imposed with respect to the payments and benefits contemplated by this communication.

Patents and Confidential Information:
You should be aware that the Employment Agreement Relating to Intellectual Property (including inventions, patents, and confidential information) which you signed on November 20, 2021, shall continue to remain in effect according to its terms.

If you have any questions, please contact me at 314-480-1478.

Sincerely,

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/s/ Valerie A. Peters
Vice President, Human Resources
Olin Corporation

I, Patrick Schumacher, acknowledge and agree that the separation details as outlined in this separation letter align with my understanding of the conditions of my separation from Olin Corporation.

/s/ Patrick Schumacher____________
Signature

5/15/2024____________________
Date

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Appendix A
The information provided below is for convenience purposes but is no guarantee that you are eligible for benefits or any certain level of benefits under any Plan. The summary below is intended to be a very brief overview of the Plans identified and may not cover all Olin benefit plans for which you are eligible. For avoidance of doubt, benefits (if any) provided under the below Plans do not constitute Separation Benefits.

Insurance and Disability Benefits:
The following benefits end on your last day worked (or as otherwise indicated below):
•All Life Insurance Coverages
oCompany Paid Life Insurance – continues through Separation Date (with signed release will continue through Severance Period)
oBusiness Travel Accident Insurance - ends on last day worked
oSupplemental Life Insurance – continues through Separation Date
oAccidental Death & Dismemberment Insurance – continues through Separation Date
oAny location specific death benefit policies – ends on last day worked
•Short Term Disability Benefits – ends on last day worked
•Long Term Disability Benefits -- ends earlier of last day worked or notice of Separation

Olin Corporation Contributing Employee Ownership Plan (the “CEOP”):
Contributions to the CEOP, also known as Olin’s 401(k) plan, both those made by you and by Olin, will end with your last regularly scheduled paycheck as an active employee. Contributions to the CEOP will not be made on any Separation Benefits including severance payments. You may contact VOYA Financials (“Voya”), the CEOP recordkeeper, directly by calling the toll-free number for the CEOP, 1-888- 685-OLIN or by accessing your CEOP account on-line at http://olin.voya.com. Voya can provide you with information regarding the various withdrawal and distribution options available.

If you currently have an outstanding CEOP loan, you should contact VOYA regarding repayment of the loan through automatic clearing house (ACH) electronic payment or a lump sum payment. Deductions for CEOP loan payments will discontinue with your final regularly scheduled paycheck as an active employee. CEOP loan payments will not be deducted from any Separation Benefits. You may repay the CEOP loan in full at any time during the 60 days following your last day of work, however the original term of the CEOP loan cannot be extended and interest will continue to accrue and be added to your loan balance. If the CEOP loan is not repaid in full or electronic ACH payments commenced within 60 days of your termination of employment, the CEOP loan will be in default and will be treated as a distribution from the CEOP subject to taxation (including a possible 10% penalty tax for early distribution). Contact VOYA at 1-888- 685-OLIN (http://olin.voya.com) for additional information on CEOP loans.

Employee contributions and employer matching contributions are immediately vested in your CEOP account.  Vesting of the retirement account contribution made by Olin to your CEOP account is generally based upon your years of service with Olin. Additional information on vesting and other aspects of the CEOP can be found on the VOYA website (http://olin.voya.com).

It is recommended that you consult with a qualified tax and financial advisor regarding your participation (if any) in the CEOP, including with respect to any withdrawals, loans, and distributions under the CEOP.

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In the event of any discrepancy between the information in this communication (or any other written or oral communication) and the legal plan document that governs Olin retirement, health, benefit or compensation or any other plan referenced herein (collectively referred to as the “Plans”), the applicable legal plan document (as interpreted by the applicable plan administrator) of a Plan will control in all cases. As always, Olin reserves the right to amend, change, or terminate any Plan at any time in its sole discretion (including, without limitation, to any group of employees including retirees). You may want to consult with a qualified financial and/or tax advisor regarding your participation under any Plan.

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